[HJ & ASSOCIATES, LLC LETTERHEAD]



March 6, 2001



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C., 20549

Re:  National Health & Safety Corporation

We were previously the independent accountants for the Company and on January 18, 2000, we reported on the financial statements of the Company for the years ended December 31, 1999 and 1998, and from inception of the development stage on January 1, 1999 through December 31, 1999.

We have read item 4 of the Current Report on Form 8-K/A of National Health & Safety Corporation dated February 8, 2001, and we agree with the statements contained therein as they related to our firm.

Very truly yours,

     /s/

HJ & Associates, LLC
(formerly Jones, Jensen & Company)
Certified Public Accountants